Exhibit 10.26

BENEFIT RESTORATION PENSION PLAN

OF

AVON PRODUCTS, INC.

Amended and Restated effective as of January 1, 2009

BENEFIT RESTORATION PENSION PLAN

OF

AVON PRODUCTS, INC.

Introduction

This amendment and restatement of the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Plan”) has been adopted by the Company and is effective as of January 1, 2009. This plan document governs distributions made under the Plan on or after January 1, 2009. Distributions made under the Plan before January 1, 2009 were made in accordance with the version of the Plan in effect at the time of the respective distribution (and, if applicable, as the Plan was operated by the Company in order to ensure good faith compliance with Section 409A during the period of time after December 31, 2004 and before January 1, 2009).

The Plan is designed to pay supplemental benefits to certain Employees who have qualified or may qualify for benefits under the Retirement Plan, as defined below. All benefits payable under the Plan shall be paid out of the general assets of the Company. The Company may establish a trust in order to aid it in providing benefits due under the Plan.

ARTICLE 1

Definitions

1.1 “Beneficiary” shall mean the person or trust that a Member designates as such under the Retirement Plan, provided that, if a Member has failed to make such a designation or no person designated is alive, no trust has been established, and no successor Beneficiary has been designated who is alive, then “Beneficiary” shall mean (a) the Member’s spouse, or (b) if no spouse is alive, the deceased Member’s estate (as payable to the legal representative of such estate).

1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.3 “Company” shall mean Avon Products, Inc., or any successor by merger, purchase, or otherwise, with respect to its Employees; or any other affiliated company authorized by the Board of Directors of Avon Products, Inc. or the successor to participate in the Plan.

1.4 “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Avon Products, Inc.

1.5 “Effective Date” shall mean July 1, 1998.

1.6 “Employee” shall mean an individual who is employed by the Company at any time on or after the Effective Date.

1.7 “Equivalent Actuarial Value” shall mean a benefit of equivalent value when computed on the basis of the same mortality table and rate or rates of interest and/or empirical tables that are being used to determine the Member’s Retirement Allowance under the Retirement Plan.

1.8 “Member” shall mean any Employee or former Employee who has become a participant in the Plan, for so long as his benefits under the Plan, if any, have not been fully distributed pursuant to the Plan.

1.9 “Retirement Allowance” shall mean the accrued benefit available under the Retirement Plan, using the definitions of “Compensation,” “Credited Service,” and “Vesting Service” contained therein from time to time, but determined without regard to any benefit provided under Section 17 of the Retirement Plan in the event of a change of control.

1.10 “Retirement Board” shall mean the administrative board or any successor thereto that administers the Retirement Plan.

1.11 “Retirement Plan” shall mean the Avon Products, Inc. Personal Retirement Account Plan as in effect on the Effective Date and as may thereafter be amended from time to time.

1.12 “Section 409A” shall mean Code Section 409A, including any Internal Revenue Service regulations and other guidance issued under such Section.

1.13 “Separation from Service” shall mean a “separation from service” (as defined under Section 409A). If an Employee is on military leave, sick leave, or other bona fide leave of absence, then that Employee will not be deemed to have incurred a Separation from Service unless such leave extends beyond six months, in which case the Separation from Service will occur on the day immediately following the expiration of such six-month period; provided that an Employee who has a statutory or contractual right to reemployment while on a leave of absence will not be deemed to have incurred a Separation from Service, even if such leave extends beyond six months, as long as such statutory or contractual right remains in effect. However, if a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform his job duties or the duties of a similar job position, then the six-month period in the prior sentence is replaced with a 29-month period. A leave of absence will constitute a “bona fide leave of absence” only if there is a reasonable expectation that the Employee will return to perform service for the Company.

1.14 “SERP” shall mean the Supplemental Executive Retirement Plan of Avon Products, Inc., as in effect on the Effective Date and as may thereafter be amended from time to time.

1.15 “Severance Plan” shall mean the Avon Products, Inc. Severance Pay Plan as in effect on January 1, 2009 and as may thereafter be amended from time to time, or any successor plan thereto, if any, or any individual arrangement or agreement that provides severance benefits.

1.16 “Supplemental Benefit” shall mean the accrued retirement benefit payable under the Plan.

ARTICLE 2

Membership

2.1 Eligibility

(a) Every Employee who is a participant in the Retirement Plan and is a member of a select group of management or highly-compensated employees shall become a Member of the Plan on the first day of the calendar month coincident with or next following the date that his accrued Retirement Allowance is limited as a result of the application of Code Section 415 or 401(a)(17) or otherwise affected as set forth in Section 3.1 below. Notwithstanding the foregoing, an Employee who participates in the SERP will not be a Member or otherwise participate in the Plan.

(b) Each Employee who was a Member on June 30, 1998, shall continue to be a Member as of the Effective Date.

2.2 Termination of Membership

A Member’s participation in the Plan shall terminate on the later of (a) the date of the Member’s Separation from Service, and (b) the date that such Member’s benefits payable under the Plan, if any, have been fully distributed.

ARTICLE 3

Amount and Payment of Benefits

3.1 Amount of Supplemental Benefit

The annual amount of the Supplemental Benefit payable with respect to a Member, expressed as a single life annuity, shall be equal to:

(a) the amount of the Retirement Allowance that would be payable in the form of a single life annuity if (i) the limitations of Code Section 415 were not applicable, (ii) the annual compensation limitations under Code Section 401(a)(17) were not applicable, (iii) the definition of compensation under the Retirement Plan included compensation electively deferred by the Member for the “plan year” (as defined in the Retirement Plan) to a deferred compensation plan or program maintained by the Company but only to the extent that such compensation would have been included in such definition if it had not been deferred, (iv) for highly compensated employees (as defined in Code Section 414), the definition of compensation under the Retirement Plan included the amount of the annual award (as opposed to awards that are based on performance over multiple years) for 2001 and later years under the Avon Products, Inc. Management Incentive Plan or Avon Products, Inc. Executive Incentive Plan that is paid in the form of restricted stock or stock options, plus any premium for superior performance, (v) for any Member who is eligible for the benefit referenced in Section 1.2(a) or Section 1.2(b)(2) of the Retirement Plan, such Member received credit under the Retirement Plan (for age, Credited Service, and Vesting Service, as applicable, as defined in the Retirement Plan) for the number of months for which such Member is eligible to receive severance payments, if any, under the terms of the Severance Plan at the time of his Separation from Service, provided that such number of months will not exceed twenty-four (24) months, and further provided that such credit will be provided only to the extent that the total of such Member’s age and Credited Service does not exceed eighty-five (85), and (vi) for any Member who is eligible only for the benefit referenced under Section 1.2(b)(1) of the Retirement Plan, such Member received credit under the Retirement Plan solely for retirement eligibility purposes (and not for age and Credited Service, as defined in the Retirement Plan) for the number of months for which such Member is eligible to receive severance payments, if any, under the terms of the Severance Plan at the time of his Separation from Service, provided that such number of months will not exceed twenty-four (24) months, and further provided that such credit will be provided only to the extent that the total of such Member’s age and Credited Service does not exceed eighty-five (85); less

(b) the Retirement Allowance that is actually payable to the Member.

For purposes of this Section 3.1, if any benefit under Section 3.1(b) is payable in a form other than a single life annuity or at a time other than the time that the Supplemental Benefit is payable under the Plan, such benefit shall be converted to a single life annuity of Equivalent Actuarial Value that is payable as of the date of the Member’s Separation from Service. For the avoidance of doubt, in order to determine the amount of the Retirement Allowance under Section 3.1(b), it will be assumed that the Retirement Allowance is payable as a single life annuity beginning at the time of the Member’s Separation from Service, determined using the compensation and service credits that the Member has accumulated under the Retirement Plan through such Separation from Service, whether or not the Retirement Allowance is actually paid at such time or in such form.

For purposes of determining the Supplemental Benefit under the Plan, the definition of “compensation” in the Retirement Plan is modified to exclude severance pay from such definition, and thus from consideration under the Plan, only for those Employees whose last day of active employment is on or after January 1, 2007.

3.2 Time and Form of Payment

(a) With respect to Supplemental Benefits that begin to be paid on January 1, 2009 or later, such Supplemental Benefits will be paid to the Member, subject to Sections 3.2(b) and 3.6, as follows: (1) 80% of the Equivalent Actuarial Value of the Supplemental Benefit will be paid in a lump sum during the month following the month in which the Member’s Separation from Service occurs (the “Lump-Sum Payment Month”); and (2) 20% of the Equivalent Actuarial Value of the Supplemental Benefit will be paid in sixty equal, monthly installments beginning during the Lump-Sum Payment Month.

(b) Notwithstanding Section 3.2(a), certain Members who were Members before November 1, 2008 were permitted to elect a different time and/or form of payment before January 1, 2009 in accordance with transition rules issued under Section 409A. Those elections remain valid, are subject to Section 3.6, and supersede Section 3.2(a). The payment options that were available to be elected by such Member, and the option elected by such Member, if any, are set forth in the written election form completed by the Member and approved by the Retirement Board.

(c) Notwithstanding any other provision in the Plan, if a Member dies before his Supplemental Benefit otherwise becomes payable, then, notwithstanding Section 3.2(a) and any election made under Section 3.2(b), his Supplemental Benefit as of his date of death (determined under Section 3.1 by substituting the benefits payable to the Beneficiary in lieu of the benefits payable to the Member) will be paid to his

Beneficiary in a single lump-sum payment (which will be an Equivalent Actuarial Value), payable during the month following the month in which the Member dies.

(d) If a Member dies after his Supplemental Benefit has become payable, then, notwithstanding Section 3.2(a), any remaining payments under his Supplemental Benefit will be paid to his Beneficiary in a single lump-sum payment, payable during the month following the month in which the Member dies. Notwithstanding the preceding sentence, if pursuant to Section 3.2(b) the Member elected to receive his Supplemental Benefit in the form of an annuity or contingent life annuity, remaining payments, if any, will be made in accordance with the terms of the elected annuity.

(e) If a Member has elected pursuant to Section 3.2(b) that his Supplemental Benefit be payable under a contingent annuitant option and the contingent annuitant dies before the Supplemental Benefit becomes payable, then such Member may change his contingent annuitant designation before any payment is made to the Member under the contingent annuitant option. Notwithstanding the foregoing, at any time before any payment has been made under a contingent annuity, a Member may change his payment election from one form of annuity to another, provided that both annuities have an Equivalent Actuarial Value and that the date of the first scheduled payment under both annuities is the same.

3.3 Restoration to Service

If a Member who retired or otherwise terminated employment with the Company is restored to service, such restoration will not effect the continued payment of his Supplemental Benefit. Upon his subsequent retirement or termination, in order to prevent any duplication of benefits under the Plan, any additional Supplemental Benefit shall be recomputed by taking into account the Supplemental Benefit accrued by the Member before and after his restoration to service, and will be reduced by the Equivalent Actuarial Value of the Supplemental Benefit already received or being received by such Member.

3.4 Elective Transfer to Deferred Compensation Plan

Effective as of January 1, 2006, a Participant who accrues benefits under the Plan on or after January 1, 2006 is no longer permitted to elect to have his Supplemental Benefit credited to the Member’s account under the Avon Products, Inc. Deferred Compensation Plan.

3.5 Mandatory Cash-Out of Small Account Balances

If the Equivalent Actuarial Value of a Member’s Supplemental Benefit at the time the Member incurs a Separation from Service, or at any time thereafter, is less than or equal to the then-applicable dollar amount under Code Section 402(g)(1)(B), then the Company will pay the Member or his Beneficiary, if applicable, a cash lump-sum payment, regardless of the form and timing of benefit payments that the Member had previously elected, if any, or is otherwise entitled to under Section 3.2(a); provided that such payment by the Company may only be made if the payment is made in connection with the termination and liquidation of such Member’s interests in all arrangements that would constitute nonqualified deferred compensation plans under Code Section 409A and that would be aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)(2). Any such payment will be made by the Company no later than December 31 of the year in which the Member’s Supplemental Benefit becomes payable in a lump sum pursuant to the cash-out rules of this Section 3.5 or, if later, by the 15th day of the third month following the month in which the Member’s Separation from Service occurs.

3.6 Six-Month Delay in Payment to Specified Employees

To the extent that any amount payable under the Plan constitutes an amount payable following a Separation from Service, then, notwithstanding any other provision in the Plan to the contrary, such amount will not be paid to the Member during the six-month period immediately following such Member’s Separation from Service if such Member is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by Avon Products, Inc.) at the time of his Separation from Service. During the seventh month following the month in which such Separation from Service occurs, all amounts that otherwise would have been paid to such Member during that six-month period, but were not so paid due to this Section 3.6, will be paid to such Member in a single lump-sum payment. This six-month delay will cease to be applicable if the Member’s Separation from Service occurs due to his death or if the Member dies before the six-month period has elapsed.

Amounts that are not paid to a Member because of this Section 3.6 at the time such amounts otherwise would have been paid to such Member will accrue interest from the date such amount would have been paid to such Member but for this Section 3.6 through the day immediately preceding the date that such amount is actually paid to such Member. Such interest shall accrue at the rate set forth from time to time in Section 1.1(b) of the Retirement Plan and shall be paid to such Member at the same time that the underlying amounts are paid to such Member.

3.7 Domestic Relations Orders. Notwithstanding any other provision of the Plan to the contrary, the Company shall make payments hereunder to an individual other than the Member before such payments are otherwise due to the Member if the Company determines that such payments are being made in order to fulfill the requirements of a “domestic relations order” (as defined in Code Section 414(p)(1)(B)).

ARTICLE 4

General Provisions

4.1 Administration

The administration of the Plan, including but not limited to the discretionary power to interpret and carry out its provisions, is the responsibility of the Retirement Board, and the provisions of Section 8 of the Retirement Plan, as amended from time to time, are hereby incorporated herein by reference.

4.2 Funding

All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, unless the Company establishes, in its sole discretion, a trust the assets of which will be used as a source of payment for some or all benefits due hereunder. In the event that a trust is established for some or all the benefits payable hereunder, the trust shall not be considered to fund, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, the benefits under the Plan.

4.3 No Contract of Employment

The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Employee and to treat him without regard to the effect that such treatment might have upon him as a Member of the Plan.

4.4 Facility of Payment

In the event that the Retirement Board shall find that a Member is unable to care for his affairs because of illness or accident, the Retirement Board may direct that any benefit payment due him under the Plan, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his Beneficiary, spouse, child, parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company therefor.

4.5 Withholding Taxes

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

4.6 Nonalienation

Subject to Section 3.7 and any applicable law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt so to do shall be void; nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution, or levy, or liable for or subject to the debts, contracts, liabilities, engagement, or torts of the Member.

4.7 Forfeiture for Cause

In the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Member in his relationship with the Company, all benefits that would otherwise be payable to him under the Plan shall be forfeited.

4.8 Claims Procedure

In the event that a Member or his Beneficiary claims that he has improperly been denied an appropriate Supplemental Benefit under the Plan, he shall be entitled to the Claim Review Procedure set forth in Section 9 of the Retirement Plan following any denial of his claims by the Company.

4.9 Construction

(a) Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York and, except to the extent otherwise herein provided, consistent with the provisions of the Retirement Plan.

(b) The masculine pronoun shall mean the feminine wherever appropriate.

ARTICLE 5

Amendment or Termination

The Compensation Committee reserves the right to modify or amend, in whole or in part, or to terminate, the Plan at any time. However, no modification, amendment, or termination of the Plan shall adversely affect the right of any Member or his Beneficiary to receive the benefits accrued under the Plan in respect of such Member as of the date of modification, amendment, or termination. Upon the termination of the Plan, benefits hereunder accrued through the date of such Plan termination shall continue to be payable in accordance with the terms of the Plan, as in effect on such date of Plan termination.

IN WITNESS WHEREOF, the Company has executed the amended and restated Plan on this 7th day of November, 2008, effective as of the 1st day of January, 2009.

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name:	Kim K.W. Rucker
Title:	Senior Vice President and General Counsel